Exhibit 99.1

Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS FOURTH QUARTER AND FULL FISCAL YEAR RESULTS
PROVIDES OUTLOOK FOR FIRST QUARTER OF FISCAL YEAR 2010
Lisle, Ill., USA – August 4, 2009 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2009 fourth fiscal quarter and its full fiscal year 2009, both ended June 30, 2009.
2009 Fourth Fiscal Quarter Results
Revenue for the quarter ended June 30, 2009 of $570.6 million was at the higher end of the range estimated in the release dated April 21, 2009 and increased 12.9% from the March 2009 quarter. Revenue decreased 34.6% from the prior year June quarter and fell 31.4% in local currencies as currency translation decreased revenue by $27.9 million.
Gross profit margin was 24.1%, compared with 18.5% in the March 2009 quarter, and 31.0% in the prior year June quarter. The increase in gross profit margin from the March quarter reflects the higher revenue level and cost savings from the previously announced restructuring program. The decline in gross profit margin from the prior year June quarter reflected lower absorption of manufacturing overhead resulting from significantly lower production volume.
SG&A expense declined $2.4 million from the March quarter and $34.4 million from last year’s June quarter, due to the cost reduction actions and additional savings from the restructuring program. Research and development expense was $39.6 million, compared with $34.9 million in the March 2009 quarter. The increase in research and development expense underscores the Company’s commitment to new product development and supports the goal of remaining a technology leader in the industry. During fiscal 2009 the Company released 194 new products.
Net loss was $219.7 million or $1.27 per share for the quarter. Included in the quarter results was a pretax restructuring charge of $28.0 million ($21.1 million after-tax or $0.12 per share), relating to the restructuring program. We also recorded pretax intangible asset impairments and other charges of $17.6 million ($11.1 million after-tax or $0.07 per share) and a pretax and after-tax goodwill impairment charge of $171.0 million ($0.99 per share) for our Automation & Electrical business unit of our Custom & Electrical segment due to the impact of the recent downturn in the industrial market. The June quarter compares with net income of $52.6 million, or $0.29 per share in the prior year June quarter that included a pretax restructuring charge of $15.0 million, or approximately $0.06 per share after-tax. The effective tax rate for the quarter was (2.1%) due primarily to the impairment of goodwill which does not result in a tax benefit, additional tax contingency reserves and recording valuation allowances for certain jurisdictions with losses that may not generate realizable tax benefits.
Excluding the restructuring and impairment charges, the Company generated a non-GAAP pretax profit of $1.3 million for the June quarter. A complete reconciliation of this non-GAAP measure can be found on page 5.

Orders for the June quarter were $576 million, an improvement of 21% from the March 2009 quarter, but down 33% compared with the prior year June quarter. The Company’s order backlog at June 30, 2009 was $253 million, compared with $436 million at June 30, 2008 and $251 million at March 31, 2009. The book-to-bill ratio was 1.01.
Capital expenditures for the June 2009 quarter were $50.3 million, compared with $31.1 million in the March 2009 quarter and $71.2 million in the prior year June quarter. Capital spending during the June quarter was primarily for equipment and production tooling related to new product development but included $14.4 million related to the restructuring program.
Cash flow from operations was $58.3 million for the June quarter and $369.9 million for the fiscal year ended June 30, 2009. Cash and marketable securities were $467.9 million at June 30, 2009, a decline of $38.0 million from March 31, 2009, though $31.1 million of cash was used to repay debt during the June 2009 quarter.
Molex Chief Executive Officer, Martin P. Slark, commented on the quarter, “We are encouraged by the improvement in business levels, especially in the month of June when both revenue and orders reached their high for the quarter. It appears that inventory reductions in our industry’s supply chain are substantially complete, which should result in further improvements in our business levels during the September quarter. In addition, we have been aggressive in our response to the business environment, including reducing our headcount by 24% over the last three quarters and controlling capital expenditures for the year to the lowest level since 2003. As a result, we generated significant operating leverage during the quarter as demonstrated by the 560 basis point sequential improvement in gross profit margin.”
Restructuring Update
The pretax restructuring charge of $28.0 million recorded in the June quarter was primarily related to severance costs for previously announced actions in Europe and Asia as well as an early retirement plan in Japan that was announced in April.
The cumulative pretax restructuring charges expected to be incurred through the end of fiscal year 2010 remains in a range of $240 to $250 million. Cumulative restructuring charges were $198 million through June 30, 2009, with the remainder to be recognized in fiscal 2010. The expected annual cost savings from the restructuring program remains in a range of $190 to $210 million.
Full Year Results
Revenue for the full fiscal year ended June 30, 2009 was $2.6 billion, a decline of 22.4% compared with the prior fiscal year. During the fiscal year, currency translation increased revenue by $5.2 million. Net loss of $321.3 million, or $1.84 per share included a pretax restructuring charge of $131.3 million ($99.0 million after-tax or $0.57 per share), pretax intangible asset impairments and other charges of $20.2 million ($12.8 million after-tax or $0.7 per share), and a pretax and after-tax goodwill impairment charge of $264.1 million ($1.51 per share). The effective tax rate for the full year was (0.8%), due primarily to the impairment of goodwill which does not result in a tax benefit and recording valuation allowances for certain jurisdictions with losses that may not generate realizable tax benefits.
Capital expenditures for fiscal 2009 were $177.9 million or 6.9% of revenue, and included expenditures related to the restructuring program. This compares with $234.6 million or 7.0% of revenue for the prior fiscal year. Capital expenditures for fiscal 2009 were significantly reduced to match demand and to maximize cash flow in this difficult economy.

Outlook
The improved order rate during the June quarter and through July suggests that both revenue and orders for the September quarter should be above the June quarter level. However, as future visibility remains limited, the Company considers it prudent to provide a relatively wide range for its outlook, and estimates revenue in a range of $590 to $630 million for the September quarter. At this level of revenue, the Company expects earnings per share in a range of $0.00 to $0.06, assuming an effective tax rate of 34%. Included in these estimates is a pretax restructuring charge of approximately $10 million or $0.04 per share after-tax. Due to the limited visibility caused by current economic conditions, the Company will not provide full year guidance at this time.
Earnings Webcast and August 5th Analysts Meeting Information
A webcast will be held at 10:00am central on Wednesday, August 5th at the start of the Molex Analysts Meeting to be held at Molex Incorporated in Lisle, Illinois. Internet users will be able to access the webcast live and in replay (audio and slides) for the portion of the meeting between 10:00-11:45am central in the “Investors” section of the Company’s website at www.molex.com.
Other Investor Events
September 10, 2009 – 2009 Citi Technology Conference in New York, NY
September 14, 2009 – Deutsche Bank Technology Conference in San Francisco, CA
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities.

Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2008 and disclosed in the Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009 which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 71-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 43 manufacturing locations in 18 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Non-GAAP Measure
(in thousands)

Three months ended June 30, 2009:
Income (loss) before income taxes (GAAP)	$(215,289)
Restructuring costs and asset impairments	45,627
Goodwill impairments	171,000

Non-GAAP pretax profit	$1,338

Non-GAAP pretax profit is a non-GAAP financial measure. We refer to Non-GAAP pretax profit to describe earnings excluding the items referenced above. We believe that Non-GAAP pretax profit provides useful information to investors because it provides information about the estimated financial performance of Molex’s ongoing business. Non-GAAP pretax profit is used by management in its financial and operational decision-making and evaluation of overall operating performance and segment level core operating performance. Non-GAAP pretax profit may be different from similar measures used by other companies.

Molex Incorporated
Consolidated Balance Sheets
(in thousands, except per share data)

	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$424,707	$475,507
Marketable securities	43,234	34,298
Accounts receivable, less allowances of $32,593 in 2009 and $40,243 in 2008	528,907	740,827
Inventories	354,337	458,295
Deferred income taxes	27,939	23,444
Prepaid expenses	68,449	50,589

Total current assets	1,447,573	1,782,960
Property, plant and equipment, net	1,080,417	1,172,395
Goodwill	128,494	373,623
Non-current deferred income taxes	89,332	62,521
Other assets	196,341	208,038

Total assets	$2,942,157	$3,599,537

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term loans	$224,340	$66,687
Accounts payable	266,633	350,413
Accrued expenses:
Salaries, commissions and bonuses	55,109	74,689
Restructuring	69,928	19,842
Other	93,392	64,683
Income taxes payable	4,750	73,124

Total current liabilities	714,152	649,438
Other non-current liabilities	21,862	21,346
Accrued pension and other postretirement benefits	113,268	105,574
Long-term debt	30,311	146,333

Total liabilities	879,593	922,691

Commitments and contingencies

Total stockholders’ equity	2,062,564	2,676,846

Total liabilities and stockholders’ equity	$2,942,157	$3,599,537

Molex Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)
Net revenue	$570,589	$871,892	$2,581,841	$3,328,347
Cost of sales	433,352	601,383	1,925,664	2,314,112

Gross profit	137,237	270,509	656,177	1,014,235

Selling, general and administrative	136,668	171,065	586,702	665,038
Restructuring costs and asset impairments	45,627	14,961	151,531	31,247
Goodwill impairments	171,000	—	264,140	—

Total operating expenses	353,295	186,026	1,002,373	696,285

Income (loss) from operations	(216,058)	84,483	(346,196)	317,950

Interest income (expense), net	(326)	2,228	1,961	9,192
Other income (loss)	1,095	4,265	25,347	11,506

Total other income, net	769	6,493	27,308	20,698

Income (loss) before income taxes	(215,289)	90,976	(318,888)	338,648

Income taxes	4,451	38,365	2,399	123,211

Net (loss) income	$(219,740)	$52,611	$(321,287)	$215,437

Earnings (loss) per share:
Basic	$(1.27)	$0.30	$(1.84)	$1.19
Diluted	$(1.27)	$0.29	$(1.84)	$1.19

Average common shares outstanding:
Basic	173,290	177,927	174,598	180,474
Diluted	173,290	178,965	174,598	181,395

Molex Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended June 30,
	2009	2008	2007
Operating activities:
Net income	$(321,287)	$215,437	$240,768
Add (deduct) non-cash items included in net income:
Depreciation and amortization	251,902	252,344	237,912
Goodwill impairment	264,140	—	—
Asset write-downs included in restructuring costs	41,376	13,599	8,667
(Gain) loss on investments	(143)	111	(1,154)
Deferred income taxes	(26,606)	31,096	20,998
Loss (gain) on sale of property, plant and equipment	2,478	296	1,800
Share-based compensation	26,508	24,249	27,524
Other non-cash items	(8,124)	(6,778)	23,373
Changes in assets and liabilities, excluding effects of foreign currency adjustments and acquisitions:
Accounts receivable	201,080	478	27,913
Inventories	95,529	(26,240)	(16,514)
Accounts payable	(84,502)	34,197	(57,479)
Other current assets and liabilities	(24,967)	(45,798)	(60,421)
Other assets and liabilities	(47,486)	(13,857)	(1,953)

Cash provided from operating activities	369,898	479,134	451,434

Investing activities:
Capital expenditures	(177,943)	(234,626)	(296,861)
Proceeds from sales of property, plant and equipment	9,574	14,978	9,946
Proceeds from sales or maturities of marketable securities	29,549	811,724	4,856,301
Purchases of marketable securities	(42,751)	(764,966)	(4,785,080)
Acquisitions, net of cash acquired	(74,789)	(42,503)	(238,072)
Other investing activities	3,274	(2,763)	7,637

Cash used for investing activities	(253,086)	(218,156)	(446,129)

Financing activities:
Proceeds from revolving credit facility and short-term loans	245,000	139,590	44,000
Payments on revolving credit facility	(295,000)	(75,000)	(44,000)
Proceeds from issuance of long-term debt	78,060	—	131,045
Payments of long-term debt	(1,827)	(1,948)	(26,937)
Cash dividends paid	(99,640)	(74,598)	(55,176)
Exercise of stock options	1,692	16,732	15,416
Excess tax benefits from share-based compensation	1,693	1,677	1,714
Purchase of treasury stock	(76,342)	(199,583)	(34,889)
Other financing activities	(9,218)	(4,176)	(2,644)

Cash (used for) provided from financing activities	(155,582)	(197,306)	28,529

Effect of exchange rate changes on cash	(12,030)	33,474	11,712

Net (decrease) increase in cash and cash equivalents	(50,800)	97,146	45,546
Cash and cash equivalents, beginning of year	475,507	378,361	332,815

Cash and cash equivalents, end of year	$424,707	$475,507	$378,361